EXHIBIT 99.1

Cray Business Plaza 100 Commercial Street, P.O. Box 130 Atchison, Kansas 66002-0130 913.367.1480 www.mgpingredients.com	NEWS RELEASE

FOR IMMEDIATE RELEASE

MGP INGREDIENTS, INC. REPORTS FIRST QUARTER RESULTS
Improvements in plant performance and sourcing contribute to operating gains

Highlights

•	Net sales even with prior year; growth in premium beverages offset by lower industrial volumes
•	Income from operations has improved for four consecutive quarters, reaching $1.2 million in the first quarter compared with a loss of $2.3 million in the year-ago period
•	Company sets aggressive agenda for premium spirits in 2013, including continued growth in whiskey distillates, new mash bills for whiskeys and bourbons, and a customer innovation center

ATCHISON, Kansas, May 6, 2013 - MGP Ingredients, Inc. (Nasdaq/MGPI) (the “Company”) today reported results for the first quarter ended March 31, 2013. Net income for the first quarter was $1.4 million compared with net income of $1.8 million in the prior year. Net income in the first quarter of 2013 includes a previously announced $1.4 million gain on sale of discontinued operations. The Company sold its bioplastics manufacturing facility in Onaga, Kansas, and certain assets at the extruder bio-resin laboratory located in Atchison, Kansas. Net income in the prior-year period includes a gain of $4.0 million associated with the sale of a 20 percent interest in the Illinois Corn Processing (ICP) joint venture.

Net sales for the first quarter were approximately even compared with the year-ago period. Higher beverage alcohol sales continue to offset the reduction in sales of bulk alcohol for industrial applications. Premium spirits growth at the Indiana distillery is being driven by the addition of new customers and strong demand for whiskey and bourbon. Higher ingredient sales in the first quarter were led by strong demand for our specialty wheat proteins used in a variety of food applications in the U.S. and internationally.

First quarter income from operations improved significantly to $1.2 million, compared with an operating loss of $2.3 million in the prior-year quarter. The Company’s shift to a higher value alcohol product mix is being augmented with increased manufacturing yields, lowering the cost-per-gallon. Other factors contributing to better operating performance in the first quarter include improved pricing for the distiller’s feed by-product. Net income for the current quarter also included a pre-tax net loss in equity earnings of $969,000 from the ICP joint venture. The Company’s marketing agreement with ICP was not renewed for 2013.

“Business remains challenging in bulk white goods, which still represent the majority of our alcohol sales,” said Tim Newkirk, President and Chief Executive Officer. “The difference, however, from one year ago is in our improved ability to generate positive operating results. Despite corn and flour prices that remain elevated, MGP has benefited in terms of availability and pricing from our grain sourcing agreements. Our new approach has also lowered working capital requirements and reduced inventory volatility related to commodity price swings. This is a complete departure from the past. MGP’s inventory today reflects our premium focus, with much lower volumes yet higher per-unit values. We’ve gone from barge loads to barrels. Another area where we’ve reduced our fixed costs and increased flexibility is transportation, resulting in greater efficiency and better customer service.”

He continued, “We’ve made real progress over the past few quarters. I credit our employees, including key personnel we added in the areas of supply chain, plant operations and finance. The addition of whiskeys and bourbons to our revenue mix has certainly helped our profitability, and that holds even greater potential in the coming years.”

“MGP is gearing up for the next phase of growth in premium spirits,” Newkirk said. “The first year of ownership of our new distillery was mainly about honoring past contracts and showing that we can deliver a quality product. At the same time, our expanded sales team has brought in a significant number of new customers. More recently, we raised our profile among the hundreds of artisan craft distillers with the release of our new mash bills. Almost half of the spirits industry growth in 2012 was from flavored new products. We are uniquely positioned to support a large number of famous and emerging distiller brands with new product development, production and warehousing. Our Indiana location, near the famous Whiskey Trail, is ideal for establishing MGP as the innovation leader for all things whiskey and bourbon. Our vision includes a new customer innovation center, plans for which are currently under development.”

Premium Spirits and Industrial Alcohol

•
Distillery products sales for the first quarter were $70.8 million, a decrease of 2.3 percent compared to the prior year quarter. Increases in sales of premium spirits, whiskeys, bourbons and distillers feed were offset by declines in lower-grade industrial alcohol products.

•
The distillery products segment reported first quarter pre-tax operating income of $4.3 million, or 6.1 percent of sales, compared to a pre-tax profit of $2.6 million, or 3.7 percent of sales, during the same quarter a year ago. Quarter over quarter, pricing for distillery products out-paced increased market costs for corn and natural gas. For the first quarter, the per-bushel cost of corn averaged 19.7 percent higher than a year ago and natural gas increased by an average of 3.7 percent over the same period.

Food Ingredients

•	Ingredient segment sales for the first quarter were $15.4 million, an increase of 13.4 percent from the prior year’s quarter. Sales benefited from both higher average pricing and unit volumes.

•
The ingredients segment reported first quarter pre-tax operating income of $1.5 million, or 10.2 percent of sales, compared with income of $1.6 million, or 12.1 percent of sales, for the same quarter a year ago. Profits were approximately even with the prior year due to higher average selling prices offset by increases in the average cost of flour and natural gas.

Bioplastics

•
Sales of the Company’s plant-based bioplastics business in the first quarter were $198,000 compared with $281,000 in the same period one year ago. The decline in sales was mainly due to the sale of this business on February 8, 2013. The Company reported a pre-tax operating loss of $90,000 compared to a pre-tax loss of $96,000 in the prior year’s quarter.

Outlook

Newkirk said, “MGP is running more efficiently, and it’s helping to counter the effects of weak markets for bulk white goods and high input prices. We continue to reshape our product mix and our balance sheet to support growth opportunities in our premium markets. Our strategic business partners continue to play a key role in MGP’s future, especially as we take these relationships to the next level. With the addition of our new distillery, we’re exploring systemwide opportunities for optimizing storage and transportation, as well as protecting our margin on materials.”

He concluded, “We’ve come through a volatile and protracted grain cycle in very good shape. More importantly, our future success will not be dependent on input prices as it was in years past. We think that the acquisition of the Indiana distillery was a seminal event for MGP. It gave us critical scale in the important premium spirits industry, but it also created new momentum across the company. We’ve accomplished a great deal in the past year, including the creation of a strong new business pipeline."

About MGP Ingredients

MGP is a leading independent supplier of premium spirits, offering flavor innovations and custom distillery blends to the beverage alcohol industry. The Company also produces high quality food grade industrial alcohol and formulates grain-based starches and proteins into nutritional, as well as highly functional, innovations for the branded consumer packaged goods industry. Distilled spirits are produced at facilities in the adjacent towns of Lawrenceburg and Greendale, Indiana. The Company is headquartered in Atchison, Kansas, where a variety of distilled alcohol products and food ingredients are manufactured. For more information, visit mgpingredients.com.

Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as “intend,” “plan,” “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may,” “will,” “could,” “encouraged,” “opportunities,” “potential” and/or the negatives of these terms or variations of them or similar terminology. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Investors should not place undue reliance upon forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility or Indiana Distillery,  (ii) the availability and cost of grain and fluctuations in energy costs, (iii) the effectiveness of our hedging strategy, (iv) the competitive environment and related market conditions, (v) the ability to effectively pass raw material price increases on to customers, (vi) the viability of the Illinois Corn Processing, LLC (“ICP”) joint venture and its ability to obtain financing, (vii) our ability to maintain compliance with all applicable loan agreement covenants, (viii) our ability to realize operating efficiencies, (ix) actions of governments, (x) and consumer tastes and preferences.  For further information on these and other risks and uncertainties that may affect our business, including risks specific to our Distillery and Ingredient segments, see Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2012.

For More Information

Investors & Analysts:
George Zagoudis, Investor Relations
913-360-5441 or george.zagoudis@mgpingredients.com

Media:
Shanae Randolph, Corporate Director of Communications
913-360-5442 or shanae.randolph@mgpingredients.com

MGP INGREDIENTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)	Quarter Ended
(Dollars in thousands, except per share)	Mar. 31, 2013	Mar. 31, 2012
Gross Sales	$88,718	$88,430
Less Excise Taxes	2,314	2,086
Net Sales	86,404	86,344
Cost of Sales	79,175	80,765
Gross Profit	7,229	5,579

Selling, General and Administrative Expenses	5,875	7,748
Other Operating Costs and Losses on Sale of Assets	58	74
Income (Loss) from Operations	1,296	(2,243)

Gain on Sale of Joint Venture Interest	--	4,055
Interest Income	6	2
Interest Expense	(289)	(255)
Equity in Earnings (Loss)	(942)	437
Income from Continuing Operations Before Income Taxes	71	1,996

Provision for Income Taxes	--	120
Net Income from Continuing Operations	71	1,876

Discontinued Operations, Net of Tax	1,406	--
Net Income	1,477	1,876

Other Comprehensive Income (Loss)	(149)	173
Comprehensive Income	$1,328	$2,049

Basic and Diluted Earnings per Share
Net Income	$0.08	$0.10

Weighted average shares outstanding – Basic	16,999,146	16,916,304
Weighted average shares outstanding – Diluted	16,999,146	16,919,308

MGP INGREDIENTS, INC.
CONSOLIDATED BALANCE SHEET(UNAUDITED)
(Dollars in thousands)	Mar. 31, 2013	Dec. 31, 2012	(Dollars in thousands)	Mar. 31, 2013	Dec. 31, 2012
ASSETS			LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Assets:			Current Liabilities:
Restricted Cash	$--	$12	Current Maturities of Long-term Debt	$1,642	$1,683
Receivables	34,345	35,325	Accounts Payable	22,977	18,860
Inventory	38,998	36,532	Accounts Payable to Affiliate, Net	721	4,008
Prepaid Expenses	1,351	697	Accrued Expenses	6,677	5,220
Deferred Income Taxes	5,044	5,283	Total Current Liabilities	32,017	29,771
Refundable Income Taxes	280	242
Total Current Assets	80,018	78,091	Other Liabilities:
			Long-term Debt, Less Current Maturities	4,783	5,168
			Revolving Credit Facility	21,766	25,893
Property and Equipment, at Cost	188,764	190,519	Deferred Credit	4,036	4,133
Less Accumulated Depreciation	(116,227)	(115,128)	Accrued Retirement, Health and Life
			Insurance Benefits	4,985	5,096
Net Property, Plant and			Other Noncurrent Liabilities	1,006	1,000
Equipment	72,537	75,391	Noncurrent Deferred Income Taxes	5,044	5,283

			Total Other Liabilities	41,620	46,573
Equity Method Investments	6,347	7,301	Total Liabilities	73,637	76,344
Other Assets	2,312	2,388	Stockholders’ Equity	87,577	86,827
			TOTAL LIABILITIES AND
TOTAL ASSETS	$161,214	$163,171	STOCKHOLDERS’ EQUITY	$161,214	$163,171

Capital Structure
Net Investment in:			Financed By:
Working Capital	$48,001	$48,320	Long-term Debt*	$26,549	$31,061
Property, Plant and Equipment	72,537	75,391	Deferred Liabilities	15,071	15,512
Other Noncurrent Assets	8,659	9,689	Stockholders’ Equity	87,577	86,827
Total	$129,197	$133,400	Total	$129,197	$133,400

*Excludes short-term portion.  Short- term portion is included within working capital.